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                                                                    Exhibit 11.1


                        INTERNATIONAL HOME FOODS, INC.
                    STATEMENT RE COMPUTATION HISTORICAL AND
                   PRO FORMA HISTORICAL OF PER SHARE EARNINGS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


                                                          Nine Months
                                          Year Ended         Ended
                                         December 31,     September 30,
                                            1996             1997
                                         ------------   -----------------
Computation for statement of earnings:
  Net income............................  $       83.0    $        6.1
                                          ============    ============

Computation for weighted average
  common shares outstanding(1):
  Weighted average common shares
    outstanding.........................    61,922,990      61,922,990

  Incremental common shares applicable
    to common stock options and warrants
    based on the estimated fair value
    of the stock........................            --       1,378,996

  Weighted average common shares........    61,922,990      63,301,986
                                          ============    ============
  Primary and fully diluted income per
    common share........................  $       1.34    $       0.10
                                          ============    ============
  Unaudited pro forma historical
    earnings per common share:

    Weighted Average common shares
      outstanding.......................    61,922,990      61,922,990

    Incremental common shares applicable
      to common stock options and
      warrants based on the estimated
      fair value of the stock...........     4,756,467       4,756,467

    Incremental common shares applicable
      to shares issued in connection
      with the Offering.................    10,526,359      10,526,359
                                          ------------    ------------
    Pro forma historical weighted
      average common shares(2)..........    77,205,816      77,205,816
                                          ============    ============
  Pro forma primary and fully diluted
    income per common share.............  $       1.08    $       0.08
                                          ============    ============

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(1) Earnings per common share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period as adjusted for the 5.3292 for one reverse stock split.

(2) Dilutive options are considered to be outstanding from the beginning of the periods presented.